Exhibit 10.20

MASTER FINANCE LEASE	ZIONS CREDIT CORPORATION	Lease No:	0012773
	P.O. Box 3954
	Salt Lake City, UT 84110-3954	Dated:	July 23, 2009

ZIONS CREDIT CORPORATION (hereinafter “LESSOR”), a Utah corporation, with offices at 310 S. Main, Ste 1300, Salt Lake City, Utah 84101 and inContact, Inc. (hereinafter “LESSEE”) with offices at 7730 UNION PARK AVE, STE 500, MIDVALE, UT 84047-5572 in consideration of the mutual covenants and promises hereinafter set forth agree as follows:

1.	LEASE. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor (for commercial and business purposes only) the property described and referred to in any Equipment Schedule or Schedules now or hereafter executed by the parties hereto (hereinafter “Equipment” or “Item of Equipment”). The terms and conditions hereof shall be deemed to form a part of each Equipment Schedule. Each Equipment Schedule shall constitute a separate lease agreement incorporating all of the terms and conditions hereof.

2.	TERM, RENTAL. The lease term and rental payments are specified in said Equipment Schedule. Lessee’s obligation to make rental and other payments is unconditional and rental payments shall be paid without defense, offset, or counterclaim. The term shall commence on the date indicated on each Equipment Schedule. All rents shall be paid at the office of Lessor in Salt Lake City or at such other place as Lessor may hereafter designate.

3.	EQUIPMENT SCHEDULES. Lessor, in it sole discretion, from time to time, and by mutual consent with Lessee, may lease other Equipment to Lessee, subject to the terms and conditions contained in this Lease for such term and rental payments as may be agreed, by execution of subsequent Equipment Schedules. Lessor retains the right for any reason to decline any Equipment transaction proposed by Lessee.

4.	OWNERSHIP. Title to the Equipment shall at all times remain in Lessor except as set forth in this Lease or the Equipment Schedule. The Equipment is and shall remain personal property notwithstanding that the Equipment or any part thereof may be or hereafter become in any manner affixed to or attached to any real property or any building thereon. Lessor may require Lessee, at Lessee’s expense, to affix and keep affixed in a prominent place on Equipment labels, plates, or other markings stating that the Equipment is owned by Lessor. Lessee agrees to keep the Equipment at the location set forth above or at such other location as specified in the applicable Equipment Schedule, and will notify Lessor promptly in writing of and prior to any change in the location of the Equipment within such State, but will not remove the Equipment from such State without the prior written consent of Lessor. The parties intend that this Lease is a true lease and not one intended as security under the Uniform Commercial Code (“UCC”). If this Lease should constitute a lease intended as security, Lessee hereby grants Lessor a security interest in the Equipment and any security deposit given to Lessor by or on behalf of Lessee to secure payment and performance by Lessee hereunder and Lessor shall have all rights and remedies under the UCC. Lessee shall pay to Lessor an amount equal to all taxes paid, payable or required to be collected by Lessor, however designated, which are levied or based on the monthly rental or on the possession, use, operation, control, or value of the Equipment, including, without limitation, state and local privilege or excise taxes, sales and use taxes, property taxes, and taxes or charges based on gross revenue, excluding taxes based on Lessor’s net income. Lessor shall invoice Lessee for all such taxes and Lessee shall promptly remit to Lessor all such taxes and charges upon receipt of such invoice from Lessor. Lessee agrees to pay all penalties and interest resulting from its failure to timely remit such taxes to Lessor. Charges for penalties and interest shall be promptly paid by Lessee when invoiced by Lessor.

5.	DISCLAIMER, WARRANTIES, DEFECTS, SHIPPING CHARGES. Lessor warrants that during the term of this Lease, if no Event of Default has occurred, Lessee’s use of the Equipment shall not be interrupted by Lessor or anyone claiming solely through or under Lessor. The warranty set forth in the preceding sentence is in lieu of all other warranties of Lessor,

Initial Here	whether written, oral, or implied; and Lessor shall not, by virtue of having leased the Equipment or delivered any bill or bills of sale pursuant to this Lease, or for any other reason be deemed to have made, and Lessor hereby DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER WHATSOEVER, WITHOUT LIMITATION. The seller, method of shipment, make, model, specifications, performance capacities, and all other matters relating to the ordering, delivery, operation, and performance of each Item of Equipment have been selected and determined by Lessee and Lessee agrees:

(i)	ALL EQUIPMENT IS LEASED IN AN “AS IS” CONDITION. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE EQUIPMENT IS WITH LESSEE. THIS DISCLAIMER AND WARRANTY AGREEMENT IS EXPRESSLY IN LIEU OF ANY AND ALL REPRESENTATIONS AND WARRANTIES EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR CONCERNING THE DESIGN OR CONDITION OF THE EQUIPMENT, WHETHER ARISING FROM STATUTE, COMMON LAW, CUSTOM, OR OTHERWISE. NO PERSON SHALL HAVE ANY AUTHORITY TO BIND LESSOR TO ANY REPRESENTATION OR WARRANTY, INCLUDING THOSE REGARDING ANY TAX BENEFITS TO WHICH LESSEE MAY OR MAY NOT BE ENTITLED, OTHER THAN THIS DISCLAIMER AND WARRANTY. LESSOR SHALL NOT BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES INCLUDING LOSS OF BUSINESS RESULTING FROM THE USE OF THE EQUIPMENT OR CAUSED BY ANY DEFECT, FAILURE, OR MALFUNCTION OF THE EQUIPMENT WHETHER A CLAIM FOR SUCH DAMAGE IS BASED UPON WARRANTY, CONTRACT, STRICT LIABILITY, NEGLIGENCE, OR OTHERWISE.

(ii)	TO INDEMNIFY AND SAVE LESSOR HARMLESS FROM ANY AND ALL LIABILITY ATTRIBUTABLE TO THE SELLER OF ANY ITEM OF EQUIPMENT.

(iii)	TO PAY ALL SHIPPING CHARGES AND OTHER EXPENSES INCURRED IN CONNECTION WITH THE SHIPMENT OF THE EQUIPMENT BY THE SELLER TO LESSEE AND TO BEAR ALL RISK OF LOSS THEREOF FROM AND AFTER THE DATE OF THIS LEASE.

(iv)	LESSOR SHALL NOT BE LIABLE FOR AND LESSEE WILL BE LIABLE FOR LOSS OR DAMAGE OCCASIONED BY ANY CAUSE, CIRCUMSTANCE, OR EVENT OF WHATSOEVER NATURE, ARISING OUT OF THE ORDERING, MANUFACTURING, DELIVERY, OPERATION, MAINTENANCE, OR PERFORMANCE OF THE EQUIPMENT, INCLUDING BUT NOT LIMITED TO THE FACT THAT LESSOR HAS NOT INSPECTED THE EQUIPMENT. Nothing herein contained shall be construed to deprive the Lessee of whatever rights Lessee may have against parties other than the Lessor such as the supplier and the manufacturer of any Equipment and Lessee agrees to look solely to such third parties with respect to any and all claims concerning the Equipment. So long as Lessee is not in breach or default of this Lease, Lessee may pursue such claims for the mutual benefit of Lessor and Lessee.

6.	LESSEE’S INSPECTION AND ACCEPTANCE. Execution of the delivery and acceptance notice by Lessee shall conclusively establish that Lessee has irrevocably accepted Equipment, that it is in full compliance with the terms of this Lease, and that it is in good condition and repair.

7.	LESSOR’S INSPECTION. Upon the request of Lessor, Lessee shall advise Lessor as to the location of each Item of Equipment and shall, at any reasonable time, make the Equipment available to Lessor for inspection at the place where it is ordinarily located, and shall make Lessee’s records pertaining to the Equipment available to Lessor for inspection.

8.	SUBLEASE AND ASSIGNMENT. Lessee will NOT SUBLET, LEND, OR OTHERWISE RELINQUISH POSSESSION OF THE EQUIPMENT (directly or indirectly through change in ownership of Lessee by Lessee’s owners) OR ASSIGN this Lease or any of its rights hereunder without the prior written consent of Lessor. In no event shall any sublease, lending arrangement, or other relinquishment of possession of the Equipment, or any assignment by Lessee of this Lease or any of its rights hereunder, whether or not done with the knowledge or approval of Lessor, cause Lessee’s obligations under this Lease to be discharged or diminished to any extent. Lessor may assign this Lease and any or all rights it has hereunder without Lessee’s consent. Lessee hereby waives and agrees not to assert against assignee of Lessor any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever. Any such assignment by Lessor shall not materially change the Lessor’s duty nor materially increase the burden or risk imposed on the Lessee under this Lease. For purposes of the Lease, the term “Lessor” shall include any assignee of Lessor of this Lease or Lessor’s rights in the Equipment, and such assignee shall have all of the rights but none of the obligations under this Lease.

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9.	MAINTENANCE, USE, AND COMPLIANCE WITH LAWS. Lessee, at its own cost and expense, shall repair and maintain the Equipment and comply with the Equipment manufacturer’s operating procedures and warranty requirements so as to keep the Equipment in good operating condition, ordinary wear and tear excepted. Lessee shall arrange and pay for any repairs necessary in order for the manufacturer or qualified maintenance organization to accept the Equipment under contract maintenance at the applicable standard rates. Lessee may from time to time add parts or accessories to any Item of Equipment provided that such addition does not impair the value or utility of such Item of Equipment. Any parts or accessories added will become part of the Equipment and will be the property of Lessor. Any parts or accessories removed by or on behalf of Lessee from the Equipment shall be replaced with compatible parts or accessories in better condition than the part or accessory so removed. Lessee shall use the Equipment solely in the conduct of its business and shall use and maintain the Equipment in conformity with all governmental laws, ordinances, regulations, requirements, and rules and in accordance with general industry standards for the maintenance of the Equipment.

10.	MORTGAGE, LIENS, ETC. Lessee will not directly or indirectly create, incur, assume, or suffer to exist any mortgage, security interest, pledge, lien, charge, encumbrance, or claim on or with respect to the Equipment, title thereto, or any interest therein (and Lessee will promptly, at its own expense, take such action as may be necessary to duly discharge any such mortgage, security interest, pledge, lien, charge, encumbrance, or claim) except (a) the respective rights of Lessor and Lessee as herein provided, (b) liens or encumbrances which result from claims against Lessor (other than liens and encumbrances arising from failure of Lessee to perform any of Lessee’s obligations hereunder), (c ) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings, (d) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s, employee’s, or other like liens arising in the ordinary course of business and not delinquent. The obligations of Lessee arising under this section shall continue in full force and effect, notwithstanding the expiration or termination of this Lease or Equipment Schedules hereto.

11.	LOSS, DAMAGE, OR REPLACEMENT. In the event any Item of Equipment shall be lost, stolen, destroyed, damaged beyond repair, or rendered permanently unfit for use, Lessee shall remain obligated under this Lease, and this Lease will continue in full force and effect. In such an event, Lessee may discharge its covenant to pay rent by paying to Lessor within 30 days of loss all rent plus all other sums due under this Lease, together with the termination value of such Equipment, which is the stated purchase amount as indicated in the applicable Equipment Schedule, less the amount of recovery, if any, actually received by Lessor from any insurance or otherwise resulting from such Equipment being lost, stolen, destroyed, damaged beyond repair, or rendered permanently unfit for use. If any one or more of the events enumerated in the first sentence of this section occur, or if any Item of Equipment is replaced, Lessee shall notify Lessor in writing immediately. If any Item of Equipment is damaged, but not beyond repair, Lessee, at its own cost and expense, shall promptly repair such Item of Equipment so that it will be in the same or better condition as it was before the damage occurred. In the event that any Item of Equipment is replaced for any reason it must be with the prior written approval of Lessor and with comparable equipment in quality and workmanship to the original Equipment. All new Equipment replacing any original Item of Equipment shall become the property of Lessor and subject to this Lease and the applicable Equipment Schedule. Lessee agrees to execute any documentation required by Lessor to protect Lessor’s ownership in the new Equipment. All costs of the new Equipment will be borne by Lessee and Lessee warrants to Lessor free and clear title to the new Equipment.

12.	INSURANCE. Lessee shall, at its own expense, maintain at all times from the time Lessee has an insurable interest, public liability, property damage, and physical damage insurance in amounts satisfactory to Lessor and with insurance companies protecting Lessor as an additional insured and loss payee thereunder, and providing for 30 day’s written notice to Lessor before any policy shall be altered or canceled. Lessee shall immediately deliver to Lessor evidence of such insurance coverage satisfactory to Lessor. Lessee covenants, warrants, and represents that Lessee will not do any act or voluntarily suffer any act to be done whereby any insurance required hereunder shall or may be suspended, impaired, or defeated and that Lessee in no circumstances will suffer or permit any Item of Equipment to be used or operated during any period under this Lease when Lessor may be at risk for the risks protected against by the above-described insurance without all said insurance being fully in effect. Lessee shall make and file timely all claims, and Lessee may, unless Lessee is then in default, settle and adjust all such claims. In the event of default by Lessee, Lessee hereby irrevocably authorizes Lessor to make, settle, and adjust claims under such policy or policies and to endorse the name of Lessee on any check or another item of payment for the proceeds thereof.

13.	INDEMNITY. Lessee agrees and covenants to indemnify, protect, save harmless, and defend Lessor and its employees, officers, directors, agents, and servants from any and all claims, actions, suits, liabilities, damages, losses, costs, and expenses, including reasonable attorney’s fees, incurred or asserted against Lessor in any way relating to, arising out of, or as the result of the manufacture, purchase, acceptance or rejection, ownership, delivery, lease, possession, use, condition, maintenance, sales, return, or other disposition hereunder of the Equipment. The scope of this indemnity includes, but is not limited to, all claims based on negligence, whether of Lessor or another, breach of contract, breach of warranty, or strict liability. Specifically, without limiting the foregoing, Lessee shall indemnify and hold Lessor harmless against all claims of trademark, patent and copyright infringement, and of the wrongful use of trade secrets or proprietary information in any form, against all claims for property damage, personal injury or wrongful death, and against all claims that the Equipment or any part thereof is or has become a fixture with respect to any real property. Lessee’s obligations hereunder will survive the expiration of the Lease with respect to events occurring or alleged to have occurred prior to the return of the Equipment to Lessor at the end of the term of the applicable Equipment Schedules.

14.	SURRENDER. Upon the expiration or termination of this Lease, Lessee shall, at its own cost and expense, deinstall, package, load, insure, and return Equipment unencumbered to Lessor at the address specified by Lessor, in the same condition as received, reasonable wear and tear excepted, except as otherwise indicated in the applicable Equipment Schedule. If requested by Lessor, Lessee agrees (a) that Lessor may use, without cost to Lessor, Lessee’s place of business for the purpose of owning, displaying, selling, leasing or otherwise disposing of all or any of the Equipment for up to 365 days after termination or expiration of the applicable Equipment Schedule, and (b) to act as Lessor’s agent to lease or sell the Equipment pursuant to written instruction of Lessor. In the event that Lessee retains possession of the Equipment and with the consent of Lessor, after expiration of the applicable Equipment Schedule term, this Lease shall be deemed to be in effect on a month to month basis. Except as provided in this paragraph all terms and conditions of this Lease shall continue. Rent payment shall continue at the rate set forth in the Equipment Schedule or Schedules pertaining to the Equipment retained by Lessee. Rent paid on a month to month basis shall not create any ownership rights in the Lessee in the Equipment. Lessee shall arrange and pay for any repairs necessary in order for the manufacturer or qualified maintenance organization to accept the Equipment under contract maintenance at the applicable standard rates.

15.	DEFAULT AND REMEDIES.

(a)	Time is of the essence and the following events shall constitute Events of Default:

(i)	Lessee shall fail to make any rent or other payment hereunder including payment of insurance, personal property taxes, other taxes, fees, claims, or assessments within 10 days after the same shall become due; or

(ii)	Lessee shall fail to perform or observe any other covenant, condition, or agreement to be performed or observed by it under this Lease or any Equipment Schedules or amendments thereto; or

(iii)	Lessee shall make any representation or warranty to Lessor under this Lease or any Equipment Schedules or amendments thereto, or furnish any document or certificate to Lessor in connection therewith that shall prove to be incorrect in any material respect at the time made; or

(iv)	Lessee does not generally pay its debts as they become due, ceases to do business as a going concern, or shall admit in writing its inability to pay its debts; or shall make an assignment for benefit of creditors; or shall commence, or have commenced against it, any case, proceeding, or action seeking to have an order for relief entered on its behalf or against it as a debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any part of its property; or to take any action in contemplation of or to authorize any of the above actions; or

(v)	The occurrence of any event described in (i),(ii),(iii),(iv), or (viii) with respect to any guarantor or with respect to any other party liable to Lessor in the event of Lessee’s nonpayment or nonperformance of this Lease, or any Equipment Schedules or amendments thereto; or

(vi)	The breach, termination, or adverse modification of any instrument, agreement, or document by which such guarantor or other party is liable to Lessor; or

(vii)	Lessee shall fail to discharge any mortgage, security interest, pledge, lien, charge, encumbrance, or claim as described in section 10; or

(viii)	Lessee is in default pursuant to the provisions of any other agreement by and between Lessor and Lessee or between Lessee and any of Lessor’s affiliates; or

(ix)	Lessee or any such guarantor is in default, and any applicable cure period has expired, under any material agreement for the payment of money; or

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(x)	The death or incapacity of Lessee or any guarantor, if an individual, or the merger, consolidation, acquisition, liquidation, termination or dissolution of Lessee or any such guarantor, if a corporation, partnership or other business association, or if Lessee or any such guarantor shall sell or turn over the management or operation of all or any substantial portion of its property, assets or business to any other person, corporation, partnership, or other business associations; or

(xi)	The occurrence of any adverse change in the financial condition of Lessee or any such guarantor that Lessor, in its sole discretion, deems material, of if Lessor in good faith shall believe that return to Lessor of the Equipment or the prospect of payment or performance by the Lessee hereunder or under any Equipment Schedule, or of the due performance of its obligations by any such guarantor, is impaired.

(b)	In the Event of Default, Lessor at its sole option shall have the right to exercise concurrently or separately any one or more of the following remedies, and without any election of remedies being deemed to have been made:

(i)	With or without notice or demand, declare the entire rental (including past due rent) plus all other sums due provided for under this Lease and each and every Equipment Schedule hereto, plus the termination value of the Equipment which is the stated purchase amount as indicated in the applicable Equipment Schedule to be immediately due and payable;

(ii)	With or without notice or demand and with or without legal process, enter into the premises where any or all Items of Equipment may be located and take possession of and remove the same. Any such taking of possession shall not constitute termination of this Lease as to any or all Items of Equipment unless Lessor expressly notifies Lessee in writing to that effect. In the event of entry and repossession, Lessee hereby expressly waives all rights to possession and all claims for damages or loss by reason of such entry and repossession;

(iii)	Terminate this Lease and any Equipment Schedules or amendments thereto and retain as damages all rents or other amounts paid by Lessee;

(iv)	Lessor may lease the Equipment to any third party, upon such terms and conditions as Lessor shall determine, or may sell the Equipment at private or public sale, at which sale Lessor may be the purchaser. In either of such events, there shall be due from Lessee and Lessee shall immediately pay to Lessor the total unpaid rental plus all other sums provided to be paid herein together with the termination value of the Equipment which is the stated purchase amount as indicated in the applicable Equipment Schedule less the net proceeds of the sale or re-lease, net proceeds being defined as follows: the cost basis of the new lease to any third person or the purchase price at said sale, as the case may be, less all costs and expenses of Lessor in repossessing, holding, re-leasing, transporting, repairing, selling, or otherwise handling the Equipment;

(v)	Proceed by appropriate action either at law or in equity or bankruptcy to enforce performance by Lessee of the applicable covenants of this Lease or to recover damages for breach thereof;

(vi)	Use, without cost to Lessor, Lessee’s place of business for the purpose of storing, displaying, selling, leasing, or otherwise disposing of all or any portion of the Equipment; and

(vii)	Pursue any other remedy available to Lessor at law or in equity.

(c)	Upon the occurrence of an Event of Default all amounts remaining unpaid shall accrue interest at the rate of twenty-one percent (21%) per annum both before and after judgment.

16.	COLLECTION CHARGES, RIGHT OF SET-OFF. Should Lessee fail to pay when due any part of the rent herein provided or any other sum required to be paid to Lessor by Lessee, Lessee shall pay to Lessor a reasonable late charge of five percent (5%) of all payments due, together with all other expenses necessarily incurred by reason of Lessee’s default. Lessee grants to Lessor a security interest in and right of setoff against all of Lessee’s accounts (whether checking, savings, or some other account) with Lessor or with any affiliate Bank of Lessor (“Bank”) to the extent permitted by applicable law. This includes all accounts Lessee holds jointly with someone else and all accounts Lessee may open in the future. Upon the occurrence of any Event of Default, Lessor is hereby authorized at any time and from time to time, without notice to Lessee (any such notice being expressly waived by Lessee) to set off and apply any and all deposits at any time held by Lessee or Bank to any obligation of Lessee under this Lease and any Equipment Schedules. Lessor is also authorized to request Bank to administratively freeze all such accounts to allow Lessor to protect Lessor’s charge and setoff rights provided in this paragraph. In the event that this Lease or any Equipment Schedule is assigned by Lessor, the assignee thereof shall be entitled to the same rights of set off as Lessor for any and all deposits (general or special, time or demand, provisional of final) at any time held by such assignee against any obligations of Lessee.

17.	ADDITIONAL FEES. In addition to the rent provided herein, Lessee agrees to pay to Lessor reasonable fees for preparation of documents, filing and/or recording fees, plus all other costs and expenses incurred by Lessor in recovering possession of the Equipment or in negotiating, preparing, enforcing, or protecting Lessor’s rights under this Lease or any Equipment Schedules, including but not limited to, all attorney’s fees, all costs and expenses of obtaining abstracts and title reports, title insurance, appraisals, foreclosure reports, and all costs incurred in preserving, recovering, storing, or selling any Item of Equipment. Further, Lessor may charge a Lease origination fee which shall be disclosed to Lessee prior to the execution of this Lease, or any Equipment Schedules.

18.	PERFORMANCE OF LESSEE’S OBLIGATIONS BY LESSOR. In the event that Lessee shall fail duly and promptly to perform any of its obligations under this Lease or any Equipment Schedule, Lessor may, at its option, immediately or at any time thereafter perform the same for the account of Lessee without thereby waiving such default, and any amount paid for expenses or liability incurred by Lessor in such performance, together with interest thereon at a rate of twenty-one percent (21%) per annum, shall be payable by Lessee upon demand as additional rent for the Equipment.

19.	NOTICES, REMEDIES, WAIVERS, SUCCESSORS. All notices relating to this Lease or to any Equipment Schedule shall be delivered in person to an office of Lessor or Lessee or shall be mailed by United States mail postage prepaid to Lessor or Lessee at its respective address shown above or at any later address last known to the sender. All remedies of Lessor hereunder are cumulative and not alternative. A waiver of a default shall not be a waiver of any other subsequent default. This Lease shall be binding upon Lessor and Lessee and Lessee’s heirs, executors, administrators, successors, and assigns and shall inure to the benefit of the successor and assigns of Lessor.

20.	ARBITRATION DISCLOSURES.

(a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT.

(b)	IN ARBITRATION THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL.

(c)	DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT.

(d)	ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS. THE RIGHT TO APPEAL OR TO SEEK MODIFICATION OF ARBITRATORS’ RULINGS IS VERY LIMITED.

(e)	A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH THE BANKING OR LEASING INDUSTRY.

(f)	ARBITRATION WILL APPLY TO ALL DISPUTES BETWEEN TIIE PARTIES, NOT JUST THOSE CONCERNING THIS AGREEMENT.

(g)	IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.

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(i) Any claim or controversy (“Dispute”) between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to this agreement, this arbitration provision (“arbitration clause”), or any related agreements or instruments relating hereto or delivered in connection herewith (“Related Agreements”), and including, but not limited to, a Dispute based on or arising from an alleged tort shall at the request of any party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the “Administrator”). The provisions of this arbitration clause shall survive any termination amendment, or expiration of this agreement or Related Agreements The provisions of this arbitration clause shall supersede any prior arbitration agreement between or among the parties.

(ii) The arbitration proceedings shall be conducted in a city mutually agreed by the parties. Absent such an agreement arbitration will be conducted in Salt Lake City, UT or such other place as may be determined by the Administrator. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)’ award issued within 150 days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority to impose sanctions on any party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this agreement, this arbitration clause, or Related Agreements, including any claim or controversy regarding the arbitrability of any Dispute. All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barred by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute. The arbitrator(s) may in the arbitrator(s)’ discretion and at the request of any party: (1) consolidate in a single arbitration proceeding any other claim arising out of the same transaction involving another party to that transaction that is bound by an arbitration clause with Lender, such as borrowers, guarantors, sureties, and owners of collateral, and (2) consolidate or administer multiple arbitration claims or controversies as a class action in accordance with the provisions of Rule 23 of the Federal Rules of Civil Procedure.

(iii) The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrator(s) shall award to the prevailing party recovery of all costs and fees (including attorneys’ fees and costs, arbitration administration fees and costs, and arbitrator(s)’ fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration ward, also may grant provisional or ancillary remedies including but not limited to an award of injunctive relief, foreclosure, sequestration, attachment replevin, garnishment, or the appointment of a receiver.

(iv) Judgment upon an arbitration award may be entered in any court having jurisdiction, subject to the following limitation: the arbitration award is binding upon the parties only if the amount does not exceed Four Million Dollars ($4,000,000); if the award exceeds that limit, any party may demand the right to a court trial. Such a demand must be filed with the Administrator within 30 days following the date of the arbitration award; if such a demand is not made within that time period, the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorneys’ fees and costs, arbitration administration fees and costs, and arbitrator(s) fees.

(v) No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to: (1) judicially or nonjudicially foreclose against any real or personal property collateral or other security; (2) exercise self-help remedies, including but not limited to repossession and setoff rights, or (3) obtain from a court having jurisdiction thereover any provisional or ancillary remedies including but not limited to injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver. Such rights can be exercised at any time, before or after initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause. Any party may initiate arbitration with the Administrator. If any party desires to arbitrate a Dispute asserted against such party to a complaint, counterclaim, cross-claim, or third-party complaint thereto, or in am answer or other reply to any such pleading, such party must make an appropriate motion to the trial court seeking to compel arbitration, which motion must be filed with the court within 45 days of service of the pleading, or amendment thereto, setting forth such Dispute. If arbitration is compelled after commencement of litigation of a Dispute, the party obtaining an order compelling arbitration shall commence arbitration and pay the Administrator’s filing fees and costs within 45 days of entry of such order Failure to do so shall constitute an agreement to proceed with litigation and waiver of the right to arbitrate.

(vi) Notwithstanding the applicability of any other law to this agreement, the arbitration clause, or Related Agreements between or among the parties, the Federal Arbitration Act 9 U.S.C. § I et seq, shall apply to the construction and interpretation of this arbitration clause. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect.

21.	GOVERNING LAWS. This agreement shall be deemed to have been made and executed in UTAH regardless of the order in which the signatures of the parties shall be affixed hereto and shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of UTAH except as may be provided in Section 20.

22.	CONFLICT OF APPLICABLE LAW. If any provision of this Lease or any Equipment Schedule is contrary to, prohibited by, or deemed invalid under applicable laws or regulations of any jurisdiction in which it is sought to be enforced, then such provision shall be deemed inapplicable and deemed omitted but shall not invalidate the remaining provisions hereof.

23.	STATEMENTS. Lessee will furnish Lessor within 90 days after the close of each fiscal year of Lessee, a balance sheet and profit and loss statement as of the end of such year and, within 60 days after the close of each quarter, quarterly financial statements, all prepared in accordance with generally accepted accounting principles, and such other information respecting the financial condition and operations of Lessee as Lessor may from time to time reasonably request.

24.	LESSEE REPRESENTATIONS AND WARRANTIES. Lessee represents and warrants, and shall be deemed to have made all of the representations and warranties as of the date each respective Equipment Schedule is executed and delivered by Lessee, as follows:

(i)	If Lessee is a corporation, limited liability company, or partnership, Lessee is duly organized, validly existing, and in good standing under the laws of the state of its organization and in all jurisdictions where the Equipment will be located or operated under the Lease.

(ii)	Lessee has all requisite power and authority to conduct its business, to own and lease its properties and to enter into and perform all of its obligations under the Lease.

(iii)	This Lease has been duly authorized by Lessee and constitutes the valid, legal, and binding obligation of Lessee and is enforceable in accordance with its terms.

(iv)	No event has occurred or is continuing which constitutes an Event of Default under the Lease. There is no judicial or administrative action, suit, order, or proceeding pending or threatened against or affecting Lessee or any guarantor before or by any court, administrative agency or other governmental authority which brings into question the validity of the transaction contemplated by the Lease (or any guarantee thereof) or which might materially impair the ability of Lessee or any such guarantor to perform its obligations under the Lease or guarantee thereof.

(v)	Lessee has no contingent or disputed liabilities or unrealized or anticipated losses which in the aggregate are material or any material commitments of an unusual or burdensome character;

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(vi)	In addition to notices required herein, Lessee shall immediately give notice in writing to Lessor of (a) the occurrence of an Event of Default, or any condition, event or act which with the giving of notice, failure to cure or the passage of time or all the foregoing would constitute such an Event of Default; and (b) any change in the name of business of Lessee, any change in its form, management or organizational structure and any change in Lessee’s address of principal location(s) of business.

25.	NON-CANCELABLE LEASE. This Lease cannot be cancelled or terminated except as expressly provided herein.

26.	POWER OF ATTORNEY. LESSEE hereby irrevocably grants POWER OF ATTORNEY to ZIONS CREDIT CORPORATION and its designees (collectively “Zions”), with full power of substitution, to issue, execute, endorse, file, record, release or deliver to any person, government agency or other entity all documents (including but not limited to title applications, certificates of title, UCC filings, checks and insurance claims) that Zions in its discretion deems necessary or reasonably convenient to establish, evidence, transfer, refinance, release, dispose of, modify, liquidate, cash or realize upon any ownership interest, security interest, lien or other interest in any equipment or property either leased by Zions or securing Lessee’s obligations to Zions (collectively “Equipment”). Zions may execute documents or act solely in Lessee’s name, its own name, or both, without prior notice to Lessee. Lessee shall execute all such further documents and otherwise assist as Zions may request to further evidence the foregoing power or effect Zions’ actions thereunder. Lessee directs all persons to accept documents and instructions from Zions, the same as if made by Lessee personally, without further inquiry to Lessee, and regardless of any objection interposed by Lessee. Zions’ foregoing power and privileges shall survive Lessee’s death, incapacity, dissolution, insolvency or winding up, and continue until all of Borrower’s obligations to Zions secured by this or any other instrument are finally paid in full.

27.	ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties and may not be changed, modified, terminated, or discharged, except in writing and may not be contradicted by evidence of any alleged prior on

Initial Here	contemporaneous oral agreement. There are no promises, terms, conditions, or obligations other than those contained herein; and this Lease shall supersede all previous communications, representations, or agreements, either verbal or written, between the parties hereto. This agreement is, and is intended to be a lease, and Lessee does not acquire hereby any right, title, or interest whatsoever, legal or equitable, in or to any of the Equipment or the proceeds of the sale of any Equipment, except its interest as a lessee hereunder. Each of Lessee’s obligations hereunder shall survive the expiration of this Lease or any Equipment Schedule thereto.

By execution hereof, the signer hereby certifies that he has read four pages of this Agreement, and that he/she is duly authorized to execute this Lease on behalf of the Lessee.

Executed this 23rd day of July, 2009.

inContact, Inc.
Lessee

	By:	/s/ Gregory S. Ayers
Witness
	Title:	CFO

Print Name:
	Address:	7730 UNION PARK AVE, STE 500
Signer’s Drivers License No.		MIDVALE, UT 84047-5572

)
/s/ Kimm E. Partridge
State of:	Utah	)	ss		Notary Public
County of:	Salt Lake	)		Residing at:	Draper, UT

My commission Expires:	5-1-2013

Subscribed and sworn before me this 23rd day of July, 2009.

Accepted this 23rd day of July, 2009.		Notary Stamp

ZIONS CREDIT CORPORATION
Lessor

By:	/s/ Norman Weldon
Norman Weldon
Title:	Vice President
Address:	310 S. Main, Ste 1300, Salt Lake City, UT 84101

Rev:

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